Exhibit 10.1
SEPARATION, RELEASE AND ADVISORY SERVICES AGREEMENT
THIS SEPARATION, RELEASE AND ADVISORY SERVICES AGREEMENT (the “Agreement”) is made as of this 6th day of March, 2026, by Wyndham Hotels & Resorts, Inc., a Delaware corporation (the “Company”), and Kurt Albert (the “Executive”).
WHEREAS, the Executive has served as the Interim Chief Financial Officer of the Company;
WHEREAS, the Executive and the Company are signatories to an offer letter dated November 4, 2025 (“Offer Letter”); and
WHEREAS, the Company and the Executive are ending their employment relationship under the terms and conditions set forth exclusively in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, the Executive and the Company agree as follows:
Section 1    Cessation of Employment Relationship.
Effective as of March 4, 2026 (“Transition Date”), the Executive’s employment with the Company terminated. During the period (the “Transition Period”) from the Transition Date until December 4, 2026 (such date herein defined as the “Separation Date”), the Executive will provide services to the Company on the terms and conditions set forth on Exhibit A hereto. Effective on the Separation Date, the Executive’s service with the Company and its affiliates will automatically terminate without the need for any further action by the Company, the Executive or any other party.
Effective as of the Transition Date, the Executive hereby resigns from all positions, offices and directorships with the Company and any affiliate and subsidiary of the Company, as well as from any positions, offices and directorships on the Company’s and its affiliates’ and subsidiaries’ foundations, benefits plans and programs. In addition, the Executive agrees to resign from any positions held with any third-party organizations or associations in connection with the Executive’s employment with the Company.
Section 2    Payment Obligations.
2.1Payment for Accrued Salary, Benefits, Etc.
(a)During the Transition Period, the Executive shall be paid and receive benefits as set forth on Exhibit B hereto and made a part hereof, less all applicable taxes, deductions and other withholdings. The Executive will also receive payment of any reasonable unreimbursed business expenses incurred prior to the Transition Date, pursuant to the Company’s Travel and Entertainment Expense Reimbursement Policy that is in effect on the Transition Date, within sixty (60) days following the Transition Date, provided that the Executive submits within ten (10) business days after the Transition Date all appropriate supporting documentation necessary for the reimbursement of any business expenses (collectively, “Reimbursements”). For the avoidance of doubt, the Executive is not entitled to (i) any AIP (as defined in the Offer Letter) bonus for calendar year 2026 or (ii) any future Company incentive awards or equity rights that may otherwise be provided to officers or employees of the Company after the Transition Date.
Notwithstanding any other provision of this Agreement or the Offer Letter, all payments to, vesting, benefits, and other rights of the Executive under this Section 2.1 shall be subject to Sections 2.3 of this Agreement. In addition, and without limitation of its rights at law or in equity, the Company reserves the right to suspend any payments to, vesting, benefits and other rights of the Executive if the Company has a commercially reasonable belief that the Executive is in breach of any of the covenants contained in Section 3 of this Agreement, or otherwise is in breach of any representation affirmation or acknowledgement made by the Executive under this Agreement, or the Executive Release (as defined below). Notwithstanding the foregoing, regardless of whether the Executive executes and does not revoke the Executive Release, following the Transition Date, the Company shall timely pay to the Executive, less applicable withholdings and authorized or required deductions: (i) all earned, but unpaid, wages through the Transition Date, payable on the next regular payroll date; (ii) any Reimbursements; and (iii) any amounts payable under the Company’s applicable employee benefits plans and programs, to be paid in accordance with the terms of such plans and programs.
(b)The benefits received by the Executive (and the Executive’s dependents, if any) under the Company’s employee health benefit plans shall cease as of the Transition Date, in accordance with the terms of the applicable plan. Thereafter, pursuant to governing law and independent of this Agreement, the Executive will be entitled to elect benefit continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for the Executive and any eligible dependents if the Executive timely applies for such coverage. Such COBRA coverage will be at the Executive’s sole expense. Information regarding the Executive’s eligibility for COBRA coverage and the terms and conditions of such coverage will be provided to the Executive in a separate mailing.
(c)Except as provided in this Section 2.1, the Executive acknowledges and agrees that the Executive is not entitled to any other payments or benefits under any other plan, arrangement, agreement or program of the Company or its affiliates, or of any of the Released Parties as defined in the Executive Release attached hereto as Exhibit C.
2.2Severance Benefits. Provided the Executive General Release attached as Exhibit C hereto and made a part hereof (the “Executive Release”) becomes effective (such date the “Release Effective Date”) pursuant to its terms, and the Executive complies with this Agreement at all times, including without limitations the covenants set forth in Section 3 of this Agreement, the Executive shall receive the following severance benefits:
(a)the Company shall provide the Executive with payment in the total gross amount of $1,312,500, minus applicable taxes and withholdings (the “Severance Pay”). The Severance Pay shall be payable as a lump sum in the Company’s first payroll period following the Release Effective Date;
(b)the Executive’s outstanding time-based restricted stock units (“RSUs”) which would have otherwise vested on March 10, 2026, in November 2026 and March 2027 (collectively totaling 10,459 RSUs) will become vested as of the Transition Date and settled in shares of Company common stock, to be provided to the Executive within sixty (60) days after the Release Effective Date, pursuant to the terms and conditions of (i) the Wyndham Hotels & Resorts, Inc. 2018 Equity and Incentive Plan, as amended from time to time and (ii) Award Agreement – Restricted Stock Units, each dated (1) March 10, 2022, (2) March 1, 2023, (3) November 13, 2023, (4) February 29, 2024, (5) March 3, 2025, and (6) November 3, 2025, between the Company and the Executive;
(c)the Executive may continue to use the financial services provided through AYCO Company through the 2026 tax season ending on April 15, 2027;
(d)the Executive may participate in the Company’s executive health physical program through December 31, 2026 as an executive of the Company; and
(e)the Company shall provide the Executive with outplacement services through a company selected by the Company, on the terms set forth by the Company and for a period not to exceed twelve (12) months from the Transition Date.
2.3Waiver and Release. Notwithstanding any other provisions of this Agreement or the Offer Letter to the contrary, this Agreement shall not become effective, and becomes null and void, and neither the Company nor the Executive shall have any rights or obligations under this Agreement, unless and until the Release Effective Date.

2.4Code Section 409A. On the Transition Date, the Executive is deemed to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Internal Revenue Code (“Code”); as a result, and notwithstanding any other provision of this Agreement or the Offer Letter:
(a)with regard to any payment, the providing of any benefit or any distribution of equity under this Agreement that constitutes “deferred compensation” subject to Code Section 409A, payable upon separation from service, such payment, benefit or distribution shall not be made or provided prior to the earlier of (x) the expiration of the six (6)-month period measured from the date of the Transition Date (or, if later, the Executive’s “separation from service” as referred to in Code Section 409A) (as applicable, “409A Separation Date”) or (y) the date of the Executive’s death; and
(b)on the first day of the seventh (7th) month following the date of the 409A Separation Date or, if earlier, on the date of death, (x) all payments delayed pursuant to Section 2.2(a) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal dates specified for them herein and (y) all distributions of equity delayed pursuant to Section 2.4(a) shall be made to the Executive.
Section 3    Covenants.
3.1Non-Competition, Confidentiality, Cooperation, Other Covenants. For a period of twelve (12) months following the Transition Date, the Executive agrees that the Executive will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity: (a) solicit, aid, or induce any customer of the Company, including its divisions and subsidiaries (collectively the “Company Group”), to purchase goods or services then sold by the Company Group from another person, firm, corporation, or other entity or assist or aid any other person or entity in identifying or soliciting any such customer to the detriment of the Company Group; (b) solicit, aid, or induce any employee of the Company Group to leave such employment or to accept employment with any other person, firm, corporation, or other entity unaffiliated with the Company Group or hire or retain any such employee, or take any action to materially assist or aid any other person, firm, corporation, or other entity in hiring any such employee; (c) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company Group and any of its or their vendors, joint venturers, or licensors; or (d) without the express prior written consent of the Company’s Chief Executive Officer (“CEO”) which may be withheld in the Company’s sole and absolute discretion, engage in, directly or indirectly (whether for compensation or otherwise) own or hold any proprietary interest in, manage, operate, or control, or join or participate in the ownership, management, operation or control of, or furnish any capital to or be connected in any manner with, any party or business which competes in any way or manner with the Company or any of its affiliates or subsidiaries as such business or businesses may be conducted from time to time, either as a general or limited partner, proprietor, common or preferred shareholder, officer, director, agent, employee, consultant, trustee, affiliate, or otherwise. The Executive acknowledges that the Company’s (and its divisions, affiliates’ and subsidiaries’) hotel brands businesses are conducted nationally and internationally and agrees that the provisions in the foregoing sentence shall operate throughout the United States and the world. The Executive agrees that such covenants, restrictions, obligations and agreements of Executive therein and herein are fair and reasonable and are an essential element of the payments, rights and benefits provided to the Executive pursuant to this Agreement and but for the Executive’s agreement to comply therewith and herewith, the Company would not have entered into this Agreement. This Section 3.1 shall in all respects be subject to Paragraph 9 of the Executive Release.
3.2Confidential and Proprietary Information. The Executive also acknowledges that in connection with the Executive’s employment, the Executive has had access to information of a nature not generally disclosed to the public. The Executive agrees to keep confidential and not disclose to anyone, unless legally compelled to do so, Confidential and Proprietary Information. “Confidential and Proprietary Information” includes but is not limited to all Company and any of the Released Parties’ (defined in the Executive Release attached hereto as Exhibit C) (including affiliates and subsidiaries) draft and final business and strategic plans, financial details, computer programs, manuals, contracts, current and prospective client and supplier lists, and developments owned, possessed or controlled by the Company, regardless of whether possessed or developed by the Executive in the course of the Executive’s employment. Such Confidential and Proprietary Information may or may not be designated as confidential or proprietary and may be oral, written or electronic media. “Confidential and Proprietary Information” shall not include information that (a) was already publicly known at the time of disclosure to the Executive; (b) subsequently becomes publicly known other than through disclosure by the Executive; or (c) is generally known within the industry. The Executive understands that Confidential and Proprietary Information is owned and shall continue to be owned solely by the Company (or Released Party, as applicable). The Executive agrees that the Executive has not and will not disclose, directly or indirectly, in whole or in part, any Confidential and Proprietary Information except as may be required to respond to a court order, subpoena, or other legal process. In the event the Executive receives a court order, subpoena, or notice of other legal process requiring the disclosure of any information concerning the Company or any of the Released Parties, including but not limited to Confidential and Proprietary Information, to the extent permitted by law, the Executive shall give the Company notice of such process within forty eight (48) hours of receipt, in order to provide the Company (or Released Party, as applicable) with the opportunity to move to quash or otherwise seek the preclusion of the disclosure of such information. The Executive acknowledges that the Executive has complied and will continue to comply with this commitment, both as an employee and after the end of the Executive’s employment. The Executive also acknowledges the Executive’s continuing obligations under the Company’s Business Principles. This Section 3.2 shall in all respects be subject to Paragraph 9 of the Executive Release.
3.3Non-Disparagement. The Executive agrees not to make, at any time (whether before or after the Separation Date), in any form (whether publicly or privately, orally or in writing, or ratifying another person’s) negative comments about or otherwise disparage the Company or any Released Party, or any of their officers, directors, employees, shareholders, members, agents, or products. The foregoing will not restrict or impede the Executive from exercising protected legal rights to the extent such rights cannot be waived by agreement or from providing truthful statements in response to any governmental agency, rulemaking authority, subpoena power, legal process, required governmental testimony or filings, or judicial, administrative, or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). This Section 3.3 shall in all respects be subject to Paragraph 9 of the Executive Release. The Company agrees that it will not endorse disparaging comments purportedly made by an officer of the Company concerning the Executive.
3.4Indemnification. From and after the Separation Date, the Company will indemnify the Executive and advance and/or reimburse related expenses, to the fullest extent permitted by the laws of the state of incorporation of the Company (Delaware) and with the limitations set forth under the Certificate of Incorporation and By-laws of the Company. In addition, nothing in this Agreement or exhibits hereto shall affect the Executive’s rights, if any, to indemnification, advancement, defense or related reimbursement pursuant to, and subject to the terms and conditions of, the Offer Letter, any applicable D&O policies, any applicable insurance policies or applicable law.
3.5Payment to Executive’s Estate. In the event of the Executive’s death prior to the payment and/or provision of any of the payments and/or benefits set forth under Section 2.1 herein (collectively, the “Payment”), provided the Executive or the Executive’s estate has complied with Section 2.3 hereof, the Executive’s estate will receive the Payment in accordance with the payment terms set forth in this Agreement.

Section 4    Miscellaneous.
4.1Modifications. This Agreement may not be modified or amended except in writing signed by each of the parties hereto. No term or condition of this Agreement shall be deemed to have been waived except in writing by the party charged with such waiver. A waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver for the future or act as a waiver of anything other than that specifically waived.
4.2Governing Law. This Agreement has been executed and delivered in the State of New Jersey and its validity, interpretation, performance and enforcement shall be governed by the internal laws of the State of New Jersey (without reference to its conflict of laws rules).
4.3Survival. All of the Executive’s obligations, covenants and restrictions under the Offer Letter, any confidentiality agreement, any non-disclosure agreement, the Incentive Compensation Recovery Policy and the

Company’s Business Principles shall survive and continue in full force and effect. This Section 4.3 shall in all respects be subject to Paragraph 9 of the Executive Release.
4.4Enforceability; Severability. It is the intention of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under applicable law. All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restrictions herein to be unenforceable in any respect, such court may limit this Agreement to render it enforceable in the light of the circumstances in which it was entered into and specifically enforce this Agreement to the fullest extent permissible.
4.5Withholding. All payments and benefits payable pursuant to this Agreement shall be subject to reduction by all applicable withholding, social security and other federal, state and local taxes and deductions, as applicable.
4.6Code Section 409A Compliance.
(a)It is intended that this Agreement comply with the provisions of Code Section 409A and all regulations, guidance and other interpretive authority issued thereunder (“Code Section 409A”), and this Agreement shall be construed and applied in a manner consistent with this intent. Notwithstanding any other provision herein to the contrary, to the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Code Section 409A, reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred. Each and every payment under this Agreement shall be treated as a right to receive a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii).
(b)Notwithstanding anything herein to the contrary, in no event whatsoever shall the Company or any of its affiliates or any of the Released Parties be liable for any tax, additional tax, interest or penalty that may be imposed on the Executive pursuant to Code Section 409A or for any damages for failing to comply with Code Section 409A.
4.7Notices. All notices or other communications hereunder shall not be binding on either party hereto unless in writing and delivered to the other party thereto at the following address:
If to the Company:
Wyndham Hotels & Resorts, Inc.
22 Sylvan Way
Parsippany, NJ 07054
Attn: Monica Melancon, Chief Hurman Resource Officer
If to the Executive:
Kurt Albert
[___]
[___]

Notices shall be deemed duly delivered upon hand delivery at the above address, or one day after deposit with a nationally recognized overnight delivery company, or three days after deposit thereof in the United States mails, postage prepaid, certified or registered mail. Any party may change its address for notice by delivery of written notice thereof in the manner provided.

4.8Assignment. This Agreement is personal in nature to the Company and the rights and obligations of the Executive under this Agreement shall not be assigned or transferred by the Executive. The Company may assign this Agreement to any successor to all or a portion of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
4.9Jurisdiction. In any suit, action or proceeding seeking to enforce any provision of this Agreement, the Executive hereby (a) irrevocably consents to the exclusive jurisdiction of any federal court located in the State of New Jersey or any of the state courts of the State of New Jersey; (b) waives, to the fullest extent permitted by applicable law, any objection which the Executive may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum; and (c) agrees that process in any such suit, action or proceeding may be served on the Executive anywhere in the world, whether within or without the jurisdiction of such court, and, without limiting the foregoing, irrevocably agrees that service of process on such party, in the same manner as provided for notices in Section 4.7 of this Agreement, shall be deemed effective service of process on such party in any such suit, action or proceeding. The Executive and Company agree to waive any right to a jury in connection with any judicial proceeding.
4.10Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.
4.11Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.
4.12Entire Agreement. This Agreement (including the Executive Release to be executed and delivered by the Executive pursuant to Section 2.3 above) is entered into between the Executive and the Company as of the date hereof and constitutes the entire understanding and agreement between the parties hereto and, other than as set forth in Section 4.3 of this Agreement, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, concerning the subject matter hereof, including, without limitation, the Offer Letter (unless, as set forth herein, certain provisions of the Offer Letter are incorporated by reference in this Agreement). All negotiations by the parties concerning the subject matter hereof are merged into this Agreement, and there are no representations, warranties, covenants, understandings or agreements, oral or otherwise, in relation thereto by the parties hereto other than those incorporated herein.
4.13Non-Disclosure. Unless otherwise required by law, the Executive agrees not to disclose, either directly or indirectly, any information regarding the existence or substance of this Agreement, including specifically any of the terms of payment hereunder, which are not made public by the Company as required by law. This nondisclosure includes, but is not limited to, members of the media, present or former members of the Company (or any Released Party), and other members of the public, but does not include an attorney, an accountant, an immediate family member or a representative whom the Executive chooses to consult or seek advice regarding the Executive’s consideration of and decision to execute this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first written above.
WYNDHAM HOTELS & RESORTS, INC.

By:	/s/ Monica Melancon
Name:	Monica Melancon
Title:	Chief Human Resource Officer

/s/ Kurt Albert
Executive:	Kurt Albert

EXHIBIT A
Services: During the Transition Period, the Executive shall make himself available for business purposes (including, for the avoidance of doubt, to provide support as requested with respect to the fiscal year 2026 financial and other transitional support needed by the Company’s Chief Financial Officer) by telephone and electronic mail to the CEO, any executive directly reporting to the CEO (“Company EC Member”), and any employee or officer as requested by the CEO or Company EC Member. The CEO may further request that the Executive make himself virtually available for business purposes at reasonable hours during the Transition Period.

Independent Contractor Status: During the Transition Period, (a) the Executive shall be an independent contractor of the Company and (b) nothing in this Agreement is intended to, or shall be deemed or construed to, create any partnership, agency, joint venture, or employment relationship between the Executive on the one hand, and the Company, on the other hand. The Executive shall perform all services set forth in this Exhibit A pursuant to this Agreement as an independent contractor. The Company shall not, with respect to the Executive’s services, exercise or have the power to exercise such level of control over the Executive as would indicate or establish that a relationship of employer and employee exists between the Executive and the Company. However, the Executive’s services are subject to the Company’s general right of supervision to secure the satisfactory performance thereof.

Taxes: The Company will issue, or cause to be issued, to the Executive a tax form(s) 1099 which reflects any applicable Advisor Compensation (as defined in Exhibit B) paid to the Executive. Notwithstanding the foregoing, neither the Company nor any of the Released Parties make any representation to the Executive concerning the tax consequences of the Advisor Compensation. Neither the Company nor any of the Released Parties shall withhold or deduct from the Advisor Compensation any amount in respect of taxes, income taxes, employment taxes, or withholdings of any nature on behalf of the Executive. The Executive shall be solely responsible for withholding and paying all foreign, federal, state, and local taxes, including income taxes, business taxes, estimated taxes, self-employment taxes, and any other taxes, fees, additions to tax, interest, or penalties (collectively, all of the foregoing, “Taxes”) which may be assessed, imposed, or incurred as a result of or relating to this Agreement or any amounts received by the Executive from the Company or the Released Parties. In the event the Company or any of the Released Parties are required to make any payments which are the Executive’s obligations under this Agreement, or to the Internal Revenue Service or any other taxing authority in respect of any Taxes, the Executive shall, upon receipt of written notice from the Company, remit to the Company an amount equal to such payments, within ten (10) business days from such notice.

EXHIBIT B

Advisor Compensation: In consideration for the advisory services set forth on Exhibit A and subject to the occurrence of the Release Effective Date and continued compliance with the covenants set forth in Section 3 of this Agreement the Executive will be entitled to the following payments (the “Advisor Compensation”): a cash payment equal to $450,000, less all applicable taxes, deductions and other withholdings, payable (a) $30,000 per month, during the Transition Period (totaling $270,000) and (b) subject to the occurrence of the Second Release Effective Date, $180,000 in a lump sum within ten (10) days of the Second Release Effective Date (the “Lump Sum Payment”).

Company-Issued iPhone, iPad and Laptop: The Executive shall be entitled to keep a Company-issued iPhone, including the telephone number associated with the Executive’s iPhone (“Phone”), iPad device (“iPad”) and laptop computer (“Laptop”). The Executive shall provide the Company’s Information Security and Information Technology Departments with the Executive’s Phone, iPad and Laptop and the Company shall be permitted to image the Phone, iPad and Laptop and otherwise erase all information from the Phone, iPad and Laptop, and return the Phone, iPad and Laptop with all information removed, or provide a replacement Phone, iPad and Laptop to the Executive for the Executive’s personal use. The Executive shall assume all financial responsibility associated with the Phone, iPad and Laptop as of the Separation Date. The Company will provide reasonable transitional IT assistance.

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EXHIBIT C
EXECUTIVE GENERAL RELEASE
I, Kurt Albert (“I” or the “Executive”), on behalf of myself and my heirs, executors, administrators, successors and assigns, in consideration of my Separation, Release and Advisory Services Agreement with Wyndham Hotels & Resorts, Inc., a Delaware corporation (the “Company”), dated March 6, 2026 (the “Agreement”), to which this Executive General Release (this “Executive Release”) is attached, do hereby knowingly and voluntarily release and forever discharge the Company, Wyndham Worldwide Corporation, Wyndham Destinations, Inc., and each of its and their parent entities, affiliates and subsidiaries, and each of its and their past, present and future subsidiaries, affiliates, parent entities, divisions, joint ventures, directors, members, officers, executives, employees, agents, representatives, attorneys and stockholders, and any and all employee benefit plans maintained by any of the above entities and their respective plan administrators, committees, trustees and fiduciaries individually and in their representative capacities, and its and their respective predecessors, successors and assigns (both individually and in their representative capacities) (collectively, the “Released Parties” and each a “Released Party”), from any and all actions, causes of action, covenants, contracts, claims, cross-claims, counter-claims, charges, demands, suits, debts, controversies, losses and liabilities whatsoever, which I or my heirs, executors, administrators, successors or assigns ever had, now have or may have arising prior to or on the date upon which I execute and/or re-execute (as applicable) this Executive Release (“Claims”), including any Claims arising out of or relating in any way to my employment with the Company and any of the Released Parties and any of its or their affiliates through the date upon which I execute and/or re-execute (as applicable) this Executive Release or end my employment from the Company and its affiliates.
1.By signing and/or re-executing this Executive Release, I am providing a complete waiver of all Claims that may have arisen (with the exception of (x) Excluded Claims as defined herein and (y) the exceptions as expressly set forth in (i) Paragraph 2, (ii) Paragraph 4, and (iii) Paragraph 9 herein), whether known or unknown, up until and including the date upon which I execute and/or re-execute (as applicable) this Executive Release. This includes, but is not limited to Claims under or with respect to:
i.any and all matters arising out of my employment by the Company or any of the Released Parties through the date upon which I execute and/or re-execute (as applicable) this Executive Release and the cessation of said employment, and including, but not limited to, any alleged violation of the National Labor Relations Act (“NLRA”), any claims for discrimination of any kind under the Age Discrimination in Employment Act of 1967 (“ADEA”) as amended by the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), Sections 1981 through 1988 of Title 42 of the United States Code, the Executive Retirement Income Security Act of 1974 (“ERISA”) (except for vested benefits which are not affected by this agreement), the Americans With Disabilities Act of 1990, as amended (“ADA”), the Fair Labor Standards Act (“FLSA”), the Occupational Safety and Health Act (“OSHA”), the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Federal Family and Medical Leave Act (“FMLA”), the Federal Worker Adjustment Retraining Notification Act (“WARN”), the Uniformed Services Employment and Reemployment Rights Act (“USERRA”); and
ii.The Genetic Information Nondiscrimination Act of 2008; Family Rights Act; Fair Employment and Housing Act; Unruh Civil Rights Act; Statutory Provisions Regarding the Confidentiality of AIDS; Confidentiality of Medical Information Act; Parental Leave Law; Apprenticeship Program Bias Law; Equal Pay Law; Whistleblower Protection Law; Military Personnel Bias Law; Statutory Provisions Regarding Family and Medical Leave; Statutory Provisions Regarding Electronic Monitoring of Executives; The Occupational Safety and Health Act, as amended; Obligations of Investigative Consumer Reporting Agencies Law; Political Activities of Executives Law; Domestic Violence Victim Employment Leave Law; Court Leave; the United States or New Jersey Constitutions; any Executive Order or other order derived from or based upon any federal regulations; and
iii.The New Jersey Law Against Discrimination; The New Jersey Civil Rights Act; The New Jersey Family Leave Act; The New Jersey State Wage and Hour Law; The Millville Dallas Airmotive Plant Job Loss Notification Act; The New Jersey Conscientious Executive Protection Act; The New Jersey Equal Pay

Law; The New Jersey Occupational Safety and Health Law; The New Jersey Smokers’ Rights Law; The New Jersey Genetic Privacy Act; The New Jersey Fair Credit Reporting Act; The New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim; New Jersey laws regarding Political Activities of Executives, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination; and
iv.any other federal, state or local civil or human rights law, or any other alleged violation of any local, state or federal law, regulation or ordinance, and/or public policy, implied or express contract, fraud, negligence, estoppel, defamation, infliction of emotional distress or other tort or common-law claim having any bearing whatsoever on the terms and conditions and/or cessation of my employment with the Company or any of the Released Parties, including, but not limited to, all claims for any compensation including salary, back wages, front pay, bonuses or awards, incentive compensation, performance-based grants or awards, severance pay, vacation pay, stock grants, stock unit grants, stock options, or any other form of equity award, fringe benefits, disability benefits, severance benefits, reinstatement, retroactive seniority, pension benefits, contributions to 401(k) plans, or any other form of economic loss; all claims for personal injury, including but not limited to physical injury, mental anguish, emotional distress, pain and suffering, embarrassment, humiliation, damage to name or reputation, interest, liquidated damages, compensatory, exemplary, and punitive damages; and all claims for costs, expenses, and attorneys’ fees.
The Executive further acknowledges that the Executive later may discover facts different from or in addition to those the Executive now knows or believes (or knows or believes upon such re-execution) to be true regarding the matters released or described in this Executive Release, and even so the Executive agrees that the releases and agreements contained in this Executive Release shall remain effective in all respects notwithstanding any later discovery of any different or additional facts.
The Executive represents that the Executive has made no assignment or transfer of any right or Claim released herein and further agrees that the Executive is not aware of any such right or Claim.
This Executive Release shall not, however, apply to any obligations of the Company under the terms and subject to the conditions expressly set forth in the Agreement (claims with respect thereto, collectively, “Excluded Claims”). The Executive acknowledges and agrees that, except with respect to Excluded Claims, the Company and the Released Parties have fully satisfied any and all obligations whatsoever owed to the Executive arising out of the Executive’s employment with the Company or any of the Released Parties through the date upon which the Executive executes and/or re-executes (as applicable) this Executive Release and the cessation of the Executive’s employment with the Company or any of the Released Parties and that no further payments or benefits are owed to the Executive by the Company or any of the Released Parties. This Paragraph 1 shall in all respects be subject to Paragraph 9 of this Executive Release.
2.The Executive understands and agrees that the Executive would not receive the payments and benefits specified in the Agreement, except for the Executive’s execution and non-revocation (with respect to the payments and benefits set forth in Section 2.2 of the Agreement) and re-execution and non-revocation (with respect to the Lump Sum Payment in Exhibit B) of this Executive Release and the Executive’s satisfaction of the Executive’s obligations contained in the Agreement and this Executive Release, and that such consideration is greater than any amount to which the Executive would otherwise be entitled. Nothing in this Executive Release shall release or impair (a) any right that cannot be waived by private agreement under the law, including but not limited to, any claim for workers’ compensation or unemployment insurance benefits; (b) any vested rights under any pension or 401(k) plan; and/or (c) any right to enforce the Agreement or this Executive Release.
3.As of the date upon which the Executive executes and/or re-executes (as applicable) this Executive Release, the Executive acknowledges that the Executive does not have any current charge, complaint, grievance or other proceeding against the Company or any of the Released Parties pending before any local, state or federal agency regarding the Executive’s employment or separation from employment. This Paragraph 3 shall in all respects be subject to Paragraph 9 of this Executive Release.
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4.The Company and the Executive acknowledge that the Executive cannot waive the Executive’s right to file a charge, testify, assist, or participate in any manner in an investigation, hearing, or proceeding under the federal or state civil rights laws or federal or state whistleblower laws. Therefore, notwithstanding the provisions set forth herein, nothing contained in the Agreement or this Executive Release is intended to nor shall it prohibit from filing a charge with the Equal Employment Opportunity Commission or other governmental agency or commission (collectively, the “EEOC”), participating in any EEOC investigation or speaking with law enforcement, the EEOC, the state division of human rights, the attorney general, a local commission on human rights, or an attorney retained by the Executive. The Executive may not receive any relief (including, but not limited to, compensation, reinstatement, back pay, front pay, damages, attorneys’ or experts’ fees, costs, and/or disbursements) as a consequence of any charge filed with the EEOC, or other federal or state agency, and/or any litigation arising out of an EEOC or other federal or state agency charge to the fullest extent permitted by law; provided, however, that nothing shall prevent the Executive from seeking or accepting any U.S. Securities and Exchange Commission Awards or other relief under other whistleblower laws that cannot be waived by law.
5.As of the date upon which the Executive executes and/or re-executes (as applicable) this Executive Release, the Executive affirms that the Executive has not knowingly provided, either directly or indirectly, any information or assistance to any party who may be considering or is taking legal action against the Company or any of the Released Parties with the purpose of assisting such person in connection with such legal action. The Executive understands that if this Agreement and Executive Release were not signed and re-executed, the Executive would have the right to voluntarily provide information or assistance to any party who may be considering or is taking legal action against the Company or any of the Released Parties. The Executive hereby waives that right and agrees that the Executive will not provide any such assistance other than the assistance in an investigation or proceeding conducted by the EEOC or other federal, state or local agency, or pursuant to a valid subpoena or court order. This Paragraph 5 shall in all respects be subject to Paragraph 9 of this Executive Release.
6.The Executive agrees, in addition to obligations set forth in the Agreement, to cooperate with and make herself available to the Company or any of its successors (including any past or future subsidiary of the Company), Released Parties, or its or their General Counsel or his/her designees including in-house and outside counsel, as the Company may reasonably request, to assist in any matter, including giving truthful testimony in any litigation or potential litigation, over which the Executive may have knowledge, information or expertise. The Executive shall be reimbursed, to the extent permitted by law, any reasonable costs associated with such cooperation, provided those costs are pre-approved by the Company prior to the Executive incurring them. The Executive acknowledges that the Executive’s agreement to this provision is a material inducement to the Company to enter into the Agreement and to pay the consideration described herein.
7.As of the date upon which the Executive re-executes this Executive Release, the Executive acknowledges and confirms that the Executive has returned all Company property to the Company including, but not limited to, all Company confidential and proprietary information (including but not limited to drafts and final work product of the Executive or the Executive’s team) in the Executive’s possession, regardless of the format and no matter where maintained. For the avoidance of doubt, work product includes, but is not limited to, draft or final strategy plans or concepts created by the Executive or under the Executive’s direction. The Executive also certifies that (a) all Company electronic files residing or maintained on any personal computer devices (thumb drives, tablets, personal computers or otherwise) will be returned or destroyed, and no copies retained and (b) the Executive does not possess any Company electronic files that contain business information or materials that are not otherwise in possession of the Company. The Executive also has returned the Executive’s identification card, and computer hardware and software, all paper or computer-based files, business documents, and/or other Business Records or Office Documents as defined in the Company Document Management Program, as well as all copies thereof, credit and procurement cards, keys and any other Company supplies or equipment in the Executive’s possession. In addition, as of the date upon which the Executive re-executes this Executive Release, the Executive confirms that any business-related expenses for which the Executive seeks or will seek reimbursement have been, or will be, documented and submitted to the Company within ten (10) business days after the Transition Date (as defined in the Agreement). Finally, as of the date upon which the Executive re-executes this Executive Release, any amounts owed to the Company have been paid. This Paragraph 7 shall in all respects be subject to Paragraph 9 of this Executive Release.
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8.The Executive acknowledges and agrees that in the event the Executive has been reimbursed for business expenses, but has failed to pay the Executive’s Amex bill or other Company-issued charge card or credit card bill related to such reimbursed expenses, the Executive shall promptly pay any such amounts within seven (7) days after any request by the Company and, in addition, the Company has the right and is hereby authorized to deduct the amount of any unpaid charge card or credit card bill from the severance payments or otherwise suspend payments or other benefits in an amount equal to the unpaid business expenses without being in breach of the Agreement.
9.Except as otherwise set forth in Paragraph 4 of this Executive Release, nothing contained in this Executive Release or in the Agreement is intended to nor shall it limit or prohibit the Executive, or waive any right on the Executive’s part, to initiate or engage in communication with, respond to any inquiry from, otherwise provide information to or obtain any monetary recovery from, any federal or state regulatory, self-regulatory, or enforcement agency or authority, as provided for, protected under or warranted by applicable law, in all events without notice to or consent of the Company.
10.The Executive agrees that neither the Agreement nor this Executive Release, nor the furnishing of the consideration for this Executive Release, shall be deemed or construed at any time for any purpose as an admission by the Company or any of the Released Parties of any liability or unlawful conduct of any kind, which the Company and Released Parties deny.
11.The Executive acknowledges and agrees that all Released Parties are third-party beneficiaries of this Release and have the right to enforce this Release.
12.No amendment to or waiver of this Executive Release or any of its terms will be binding unless consented to in writing by the Executive and an authorized representative of the Company. No waiver by any Released Party of a breach of any provision of this Executive Release, or of compliance with any condition or provision of this Executive Release to be performed by the Executive, will operate or be construed as a waiver of any subsequent breach with respect to any other Released Party or any similar or dissimilar provision or condition at the same time or any subsequent time. The failure of any Released Party to take any action by reason of any breach will not deprive any other Released Party of the right to take action at any time.
13.If any term or provision of this Executive Release is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Release or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision of this Executive Release is invalid, illegal or unenforceable, this Executive Release shall be enforceable as closely as possible to its intent of providing the Released Parties with a full release of all legally releasable claims through the date upon which the Executive executes and re-executes (as applicable) this Executive Release.
14.The Executive understands that the Executive has twenty-one (21) calendar days within which to consider this Executive Release before signing it. The Executive may not sign this Agreement before the Transition Date. The twenty-one (21) calendar day period shall begin on March 7, 2026, the day after it is presented to the Executive. After signing this Executive Release, Executive may revoke the Executive’s signature within seven (7) calendar days (“Revocation Period”). In order to revoke the Executive’s signature, the Executive must deliver written notification of that revocation marked “personal and confidential” to either Monica Melancon, Chief Hurman Resource Officer or Paul Cash, General Counsel, Wyndham Hotels & Resorts, Inc., 22 Sylvan Way, Parsippany, NJ 07054. Notice of such revocation must be received within the seven (7) calendar days referenced. The Executive understands that neither this Executive Release nor the Agreement will become effective or enforceable until this Revocation Period has expired and there has been no revocation by the Executive, and the other terms and conditions of this Executive Release and the Agreement have been met by the Executive to the Company’s satisfaction.
15.The Company’s obligations with respect to the Lump Sum Payment are expressly contingent upon the Executive’s re-execution and non-revocation of this Executive Release within twenty-one (21) days following
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the Separation Date. Upon the Executive’s re-execution of this Agreement (the “Re-Execution Date”), the Executive advances to the Re-Execution Date the Executive’s release of all Claims. The Executive has seven (7) calendar days from the Re-Execution Date to revoke the Executive’s re-execution of this Agreement. In order to revoke the Executive’s signature, the Executive must deliver written notification of that revocation marked “personal and confidential” to either Monica Melancon, Chief Hurman Resource Officer or Paul Cash, General Counsel, Wyndham Hotels & Resorts, Inc., 22 Sylvan Way, Parsippany, NJ 07054. Notice of such revocation must be received within the seven (7) calendar days referenced above. If the Executive does not re-execute this Agreement or if the Executive revokes such re-execution, the Agreement and this Executive Release shall remain in full force and effect, but neither Company nor the Executive shall have any rights or obligations with respect to the Lump Sum Payment. Provided that the Executive does not revoke the Executive’s re-execution within such seven (7) day period, the “Second Release Effective Date” shall occur on the eighth (8th) calendar day after the date on which the Executive re-executes the signature page of this Executive Release.
THE EXECUTIVE HAS READ AND FULLY CONSIDERED THIS EXECUTIVE RELEASE, THE EXECUTIVE UNDERSTANDS IT AND KNOWS THE EXECUTIVE IS GIVING UP IMPORTANT RIGHTS, AND IS DESIROUS OF EXECUTING (AND RE-EXECUTING, AS APPLICABLE) AND DELIVERING THIS EXECUTIVE RELEASE. THE EXECUTIVE UNDERSTANDS THAT THIS DOCUMENT SETTLES, BARS AND WAIVES ANY AND ALL CLAIMS THE EXECUTIVE HAD OR MIGHT HAVE AGAINST THE COMPANY OR ANY OF THE RELEASED PARTIES AND THEIR AFFILIATES UNLESS EXCLUDED HEREIN; AND THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE IS NOT RELYING ON ANY OTHER REPRESENTATIONS, WRITTEN OR ORAL, NOT SET FORTH IN THIS EXECUTIVE RELEASE OR THE AGREEMENT. HAVING ELECTED TO EXECUTE (AND RE-EXECUTE, AS APPLICABLE) THIS EXECUTIVE RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN AND IN THE AGREEMENT, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN THE AGREEMENT, THE EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, EXECUTES (AND RE-EXECUTES, AS APPLICABLE) AND DELIVERS THIS EXECUTIVE RELEASE.
THE EXECUTIVE HAS BEEN ADVISED OF THE EXECUTIVE’S RIGHT TO CONSULT WITH EXECUTVE’S LEGAL COUNSEL PRIOR TO EXECUTING (AND RE-EXECUTING, AS APPLICABLE) THIS EXECUTIVE RELEASE AND THE AGREEMENT.
IF THIS DOCUMENT IS RETURNED EARLIER THAN TWENTY-ONE (21) DAYS, THEN THE EXECUTIVE ADDITIONALLY ACKNOWLEDGES AND WARRANTS THAT THE EXECUTIVE HAS VOLUNTARILY AND KNOWINGLY WAIVED THE TWENTY-ONE (21) DAY REVIEW PERIOD, AND THIS DECISION TO ACCEPT A SHORTENED PERIOD OF TIME IS NOT INDUCED BY THE COMPANY THROUGH FRAUD, MISREPRESENTATION, A THREAT TO WITHDRAW OR ALTER THE OFFER PRIOR TO THE EXPIRATION OF THE TWENTY-ONE (21) DAYS, OR BY PROVIDING DIFFERENT TERMS TO THE EXECUTIVE IF THE EXECUTIVE SIGNS (OR RE-EXECUTES, AS APPLICABLE) THIS EXECUTIVE RELEASE PRIOR TO THE EXPIRATION OF SUCH TIME PERIOD.
THEREFORE, the Executive voluntarily and knowingly executes and/or re-executes this Executive Release as of the dates set forth below.

/s/ Kurt Albert
Executive:	Kurt Albert
Date Signed:

NOT TO BE RE-EXECUTED
PRIOR TO THE SEPARATION DATE

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[•]
Executive:	Kurt Albert
Date Signed:	[•]

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